Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Enters Into Definitive Agreement to Sell South America Specialty Plant Nutrition Business

Transaction Strengthens Balance Sheet and Provides Opportunity for Future Growth

OVERLAND PARK, Kan. (March 24, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced it has entered into a definitive agreement to sell its South America specialty plant nutrition business to ICL Brasil Ltda., a subsidiary of ICL Group. The transaction agreement provides for total potential gross cash proceeds of approximately $418 million based on current exchange rates.

The company intends to prioritize the use of proceeds to pay down debt in addition to other corporate purposes. Based upon the midpoint of its adjusted EBITDA guidance range for 2021, the company anticipates the pro forma 2021 year-end leverage ratio to be approximately 3.4 times net debt to adjusted EBITDA, which is significantly below the year-end 2020 leverage ratio of 4.3 times net debt to adjusted EBITDA.

“Over the past year, our board and senior management team have been conducting a detailed analysis of our company’s current asset portfolio, product mix and core competencies with the aim of maximizing sustainable value creation for our shareholders, customers and communities,” said Kevin S. Crutchfield, president and CEO. “Today’s announced transaction represents a significant step toward that goal as it will strengthen our balance sheet and enhance our ability to pursue strategic opportunities for growth as a leading essential minerals company.”

Under the terms of the agreement, Compass Minerals will sell its South America specialty plant nutrition business for approximately R$2.21 billion, payable at closing and subject to adjustments for net debt and working capital. Potential currency rate exposure of the closing payment has been minimized through various financial mechanisms. Subject to the achievement of full-year 2021 EBITDA performance targets for the business being sold compared to full-year 2020, additional earn-out consideration of up to approximately R$88 million is payable in 2022, calculated on a sliding-scale. The total gross proceeds, assuming payment of the maximum amount of earn-out consideration, represent approximately 9.75x full-year 2020 EBITDA for the business being sold.

“ICL is looking forward to bringing together the South American Plant Nutrition business with its existing specialty plant nutrition portfolio in Brazil, one of the world’s fastest growing agriculture markets,” said Raviv Zoller, president and CEO of ICL. “We are also excited to welcome the strong team of professionals who operate the business to the ICL family.”

The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions and required antitrust approval in Brazil.

As previously announced, the company launched dual sales processes earlier this year for its plant nutrition and chemicals businesses in Brazil. The company’s South America chemicals business is not included in this transaction and that sale process is ongoing.

Post-transaction, Compass Minerals will continue to produce, manufacture and innovate a broad portfolio of salt and magnesium chloride products throughout North America and the U.K, for use in winter roadway safety and a number of other consumer, industrial and agricultural applications. The company also will continue to be a market-leading North American producer of premium plant nutrition products.

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Compass Minerals in connection with the sale of the company’s South America specialty plant nutrition business.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

About ICL

ICL Group LTD is a leading global specialty minerals and chemicals company that creates impactful solutions for humanity’s sustainability challenges in global food, agriculture, and industrial markets. ICL leverages its unique bromine, potash and phosphate resources, its passionate team of talented employees, and its strong focus on R&D and technological innovation to drive growth across its end markets. ICL shares are dually listed on the New York Stock Exchange and the Tel Aviv Stock Exchange (NYSE and TASE: ICL). The company employs over 11,000 people worldwide, and its 2020 revenues totaled approximately $5.0 billion.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the transaction; use of proceeds; and the company’s ability to maximize value creation, strengthen its balance sheet and pursue growth opportunities. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction, (ii) the risk that the regulatory approvals or required closing conditions for this transaction are not obtained or satisfied, (iii) the risk that the company may not realize the expected financial or other benefits from the proposed transaction, (iv) impacts of the COVID-19 pandemic, (v) weather conditions, (vi) pressure on prices and impact from competitive products, (vii) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (viii) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (ix) the timing and the outcome of the sale processes for the company’s South America chemical business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com